As filed with the Securities and Exchange Commission on December 21, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under

the Securities Act of 1933

TELLABS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-3831568
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

One Tellabs Center

1415 West Diehl Road

Naperville, Illinois 60563

(Address, Including Zip Code, of Principal Executive Office)

WICHORUS, INC. 2005 STOCK PLAN

(Full Title of the Plan)

James M. Sheehan, Esq.

Executive Vice President,

General Counsel, Chief Administrative Officer and Secretary

Tellabs, Inc.

One Tellabs Center

1415 West Diehl Road

Naperville, Illinois 60563

(Name and Address of Agent For Service)

(630) 798-8800

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-Accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Common Stock, par value $0.01 per share	628,522 (2) shares	$5.49	$3,450585.78	$246.03

(1)	Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the WiChorus, Inc. 2005 Stock Plan (“Plan”) as a result of any future stock split, stock dividend, recapitalization or similar adjustment of the outstanding common stock of the Registrant pursuant to Rule 416(a).
(2)	Represents shares of the Registrant subject to outstanding unvested options as of December 1, 2009, under the Plan. In connection with the Registrant’s acquisition of WiChorus, Inc., the Registrant has assumed the obligation of WiChorus, Inc. with respect to all stock options that were unvested at the time of such acquisition, thereby agreeing to issue shares of Common Stock upon exercise of such stock options under the Plan.
(3)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended, determined on the basis of the average of the high and low sale prices for the common stock as reported on the NASDAQ National Market on December 17, 2009, a date within five days of the filing of this registration statement, of $5.55 and $ 5.43, respectively.
(4)	Previously paid. Tellabs, Inc. paid a filing fee of $2,432,523 in connection with Registration Statement No. 333-59511 (filed on July 21, 1998). All of the securities offered under Registration Statement No. 333-59511 remained unsold after the offering’s termination. The remaining amount of such filing fee has been transferred and applied to pay the registration fees of Registration Statement Nos. 333-87637 (filed on September 23, 1999), 333-95135 (filed on January 21, 2000), 333-56546 (filed on March 5, 2001), 333-81360 (filed on January 25, 2002), 333-107457 (filed on July 30, 2003), 333-116794 (filed on June 23, 2004), 333-122712 (filed on February 10, 2005), 333-128076 (filed on September 2, 2005) and 333-159258 (filed on May 15, 2009. Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, Tellabs, Inc.’s current filing fee credit of $1,951,083.61 is being transferred and applied to pay the registration fee of $ 246.03 for this registration statement.

- i -

PART I

Information Required in the Section 10(a) Prospectus

The Section 10(a) Prospectus required by this Part I relates to the 628,522 shares of common stock, $0.01 par value per share, of Tellabs, Inc. reserved for issuance pursuant to the the Plan registered hereunder.

The documents containing the information required by Part I of Form S-8 will be sent or given to those persons participating in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and are not required to be filed with the Securities and Exchange Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by Tellabs, Inc. (the “Company” or “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)	Annual Report on Form 10-K for the year ended January 2, 2009, filed with the Commission on March 3, 2009, (File No. 0-09692);

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above (excluding information contained or referenced in Items 2.02 and 7.01 of the Company’s Current Reports on Form 8-K); and

(c)	the description of the Company’s common stock contained in its Registration Statement on Form S-4 (File No. 333-95135) under the caption “Description of Tellabs’ Capital Stock” including all amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment indicating that all securities offered under this Registration Statement have been sold, or deregistering all securities then remaining unsold, are also deemed to be incorporated by reference and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the Registrant’s common stock has been passed upon by James M. Sheehan, Esq., the Registrant’s Executive Vice President, General Counsel, Chief Administrative Officer and Secretary. As of the date of this filing, Mr. Sheehan beneficially owned less than one percent (1.0%) of the outstanding shares of the Registrant’s common stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal actions or proceedings, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

In accordance with the DGCL, the Registrant’s Restated Certificate of Incorporation contains a provision limiting the personal liability of its directors for violations of their fiduciary duty. This provision eliminates each director’s liability to the Registrant or its stockholders for monetary damages except to the extent such liability arises (i) from any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or any amendment thereto or successor provision thereto or (iv) from any transaction from which a director derived an improper benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

The Registrant’s Restated Certificate of Incorporation provides for indemnification of its officers and directors to the fullest extent permitted by applicable law. Pursuant to, and subject to the limitations and conditions set forth in, the Registrant’s Fourth Amended and Restated Bylaws, the Registrant will indemnify, to the fullest extent permitted by applicable law, any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding other than one initiated by such person unless the Registrant’s Board of Directors authorized the commencement thereof (each, a “Proceeding”) by reason of such person being or having been a director or officer of the Registrant (including any such person in his capacity as an employee or agent of the Registrant), or is or was serving at the request of the Registrant as a director, officer, fiduciary, employee or agent of any other entity (each, an “Indemnitee”) against liabilities and expenses (as such terms are defined and used in the Fourth Amended and Restated By-Laws) actually and reasonably incurred by Indemnitee or on his behalf in connection with such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful.

Pursuant to and subject to the limitations and conditions set forth in the Fourth Amended and Restated Bylaws, the Registrant will indemnify Indemnitee to the fullest extent permitted by applicable law if Indemnitee was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Registrant to procure a judgment in its favor against liabilities and expenses (as such terms are defined and used in the Fourth Amended and Restated By-Laws) actually and reasonably incurred by Indemnitee or on his behalf in connection with the defense or settlement of such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification will be made in respect of any Proceeding as to which Indemnitee shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery of Delaware or the court in which such Proceeding was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such liabilities and expenses which the Court of Chancery of Delaware or such other court shall deem proper.

The Registrant has purchased insurance which purports to insure the Registrant against certain costs of indemnification which may be incurred by it pursuant to the Fourth Amended and Restated By-Laws and the Restated Certificate of Incorporation and to insure the officers and directors of the Registrant, and of its subsidiary companies, against certain liabilities incurred by them in the discharge of their functions as such officers and directors, subject to the limitations, reservations and conditions set forth in the policies of the insurance from time to time and in the Fourth Amended and Restated By-Laws and the Restated Certificate of Incorporation of the Registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-116794) filed on June 23, 2004).

4.2	Fourth Amended and Restated By-Laws of the Registrant dated January 29, 2009, (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed February 3, 2009).

4.3	WiChorus, Inc. 2005 Stock Plan.

5.1	Opinion of James M. Sheehan, Esq.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of James M. Sheehan, Esq. (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page).

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naperville, State of Illinois, on this 21st day of December, 2009.

TELLABS, INC.

By:	/S/ ROBERT W. PULLEN
Robert W. Pullen
Chief Executive Officer and President

POWER OF ATTORNEY

We, the undersigned officers and directors of Tellabs, Inc., and each of us, do hereby constitute and appoint each and any of Robert W. Pullen and James M. Sheehan our true and lawful attorney and agent, with full power of substitution and resubstitution, to do any and all acts and things in our name and behalf in any and all capacities and to execute any and all instruments for us in our names in any and all capacities, which attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act, and any rules, regulations, and requirements of the Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorney and agent, or his substitute, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/S/ ROBERT W. PULLEN	President, Chief Executive Officer and Director	December 21, 2009
Robert W. Pullen	(principal executive officer)

/S/ TIMOTHY J. WIGGINS	Executive Vice President and Chief Financial Officer	December 21, 2009
Timothy J. Wiggins	(principal financial officer)

/S/ THOMAS P. MINCHIELLO	Vice President Finance and Chief Accounting Officer	December 21, 2009
Thomas P. Minchiello	(principal accounting officer)

/S/ MICHAEL J. BIRCK	Chairman of the Board	December 21, 2009
Michael J. Birck

/S/ BO HEDFORS	Director	December 21, 2009
Bo Hedfors

/S/ FRANK IANNA	Director	December 21, 2009
Frank Ianna

/S/ LINDA WELLS KAHANGI	Director	December 21, 2009
Linda Wells Kahangi

/S/ FREDRICK A. KREHBIEL	Director	December 21, 2009
Fredrick A. Krehbiel

SIGNATURE	TITLE	DATE

/S/ MICHAEL E. LAVIN	Director	December 21, 2009
Michael E. Lavin

/S/ STEPHANIE PACE MARSHALL	Director	December 21, 2009
Stephanie Pace Marshall

/S/ WILLIAM F. SOUDERS	Director	December 21, 2009
William F. Souders

	Director	December 21, 2009
Jan H. Suwinski

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-116794) filed on June 23, 2004).

4.2	Fourth Amended and Restated By-Laws of the Registrant dated January 29, 2009 (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed February 3, 2009).

4.3	WiChorus, Inc. 2005 Stock Plan.

5.1	Opinion of James M. Sheehan, Esq.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of James M. Sheehan, Esq. (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page).